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                                                                    Exhibit 10-s

July 21, 2004

Mr. Charles G. McClure, Jr.

Dear Charles:

We are pleased to extend to you our offer of employment for the position of Chairman, President and Chief Executive Officer of ArvinMeritor, Inc., effective as of August 9, 2004. Subject to the approval of the ArvinMeritor Board of Directors (the "Board") you will become an elected officer of ArvinMeritor, effective August 9, 2004. In this position, you will report to the Board and be based in Troy, Michigan. You agree to devote your full time and attention to the business and activities of ArvinMeritor and to use your reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to you by the Board. It is the intention of ArvinMeritor to recommend that you be elected as a member of the Board and that you serve as Board Chairman until such time as you are no longer employed by ArvinMeritor. This offer provides for an annual base salary of One Million Dollars ($1,000,000). Beginning November 2005, your annual base salary shall be reviewed annually by the Board's Compensation and Management Development Committee, consistent with ArvinMeritor's practice for senior executives. At no time shall your annual base salary be decreased, and any increase in your annual base salary granted by the Committee in November, shall become effective on the following February 1, subject to Board approval.

Please note that this offer is subject to formal approval by the ArvinMeritor Board of Directors. Discussions have been held with members of the Board, and we are confident that the Board will approve our offer.

Annual Incentive Plans

You will be eligible to participate in the ArvinMeritor Incentive Compensation Plan (ICP) beginning in Fiscal Year 2005 (October 1, 2004 to September 30,
2005), and thereafter. Awards made under this Plan are normally paid in December of each year. Your ICP target award is 100% of your base earnings during the fiscal year for which the award is made. Actual ICP payments can range from 0% up to 200% of your target, depending upon the performance of ArvinMeritor and your individual performance, both as determined by the Board, and based in part on the achievement of specified performance objectives.

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Mr. Charles G. McClure, Jr.
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July 21, 2004

Long-Term Incentives

In addition you will be eligible to participate in ArvinMeritor's Long-Term Incentives Plan (LTIP). As discussed with you, we have recommended to the Board's Compensation and Management Development Committee that you be allowed to participate in the two cycles which are currently underway. For the FY2003-2005 performance cycle, we have recommended a cash target award of $200,000; for the FY2004-2006 performance cycle, we have recommended a cash target award of $450,000. The maximum award opportunity is three times the target award (subject to adjustment by the stock price multiplier). LTIP payouts are currently made in the quarter following completion of a cycle.

The target award of opportunity for the FY2005-2007 will be 250% of your base salary at the time the grant is made in November, 2004. The grant will be comprised of a mix of performance shares and Cash Performance Plan award opportunities, based upon the achievement of specified performance objectives, over the three-year performance period, as determined by the Board.

Special Award

Furthermore, as per our discussion, we have recommended to the Board's Compensation and Management Development Committee that you be given a series of special equity grants as of the date you are first employed by ArvinMeritor. You will receive 100,000 restricted shares, which shall vest, assuming continued service, as follows: 25% after 12 months; another 25% after 24 months; and the balance of the shares would vest after 36 months. You will also receive 100,000 stock options with an exercise price equal to the closing stock price as of the date of the grant. These options will vest one-third per year over a three-year period and shall have a ten-year term. In addition, you are eligible to earn a maximum of 50,000 performance contingent restricted shares, subject to the achievement of specified Earnings Per Share Growth and Return on Investment Capital Performance Objectives, as such are determined by the Board. For the FY2003-2005 performance cycle - 15,000 shares; FY2004-2006 performance cycle - 35,000 shares. All of the grants described herein are contingent upon your signing ArvinMeritor's Restricted Stock and Stock Option Agreements and are subject to the terms and conditions of ArvinMeritor's Long-Term Incentive Plan.

Benefits

You will be eligible, based upon your position/compensation level, for all the regular ArvinMeritor health, welfare, retirement and other employee benefit programs.

As an officer of ArvinMeritor, you shall be entitled to participate in all employee benefit (healthcare, vacation, etc.) and perquisite plans and programs (see below), of ArvinMeritor, which are generally available to its senior executive employees.

      -     Club Membership

      -     Company Car

      -     Financial Counseling

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Mr. Charles G. McClure, Jr.
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July 21, 2004

      -     Annual Executive Physical Examination

      -     Personal Excess Liability Coverage

Severance Benefits

We are convinced you will be a valued employee of ArvinMeritor; however, in the event your employment with ArvinMeritor is terminated, you will be eligible for certain severance benefits (subject to your signing a release in a form satisfactory to ArvinMeritor), as follows:

- By ArvinMeritor Without Cause, during the five years immediately following your hiring date ("initial five year period"):

      -     Accrued obligations;

      - Monthly severance pay based on your annual salary for a period of 24 months (the "Severance Pay Period");

      -     A payment equal to 2 years of target ICP awards;

      -     Benefit continuation for the period base salary is continued;

      - Full and immediate vesting of all service based restricted shares and stock options;

      - Payment of all vested benefits under the retirement and savings plans;

      - Time to exercise vested options shall be 90 days following the end of the Severance Pay Period, but not beyond the expiration date defined in the grant;

      - Pro-rata participation in performance contingent restricted stock, Performance Share and Cash Performance Plan award opportunities; and

      -     No obligation to seek new employment or otherwise mitigate.

      After the initial five-year period, you will be covered by the same severance benefits provisions generally applicable to ArvinMeritor's other senior executives which in any event shall not be less than your severance benefits during the initial five year period except for the guaranteed payment based on target ICP awards.

- By ArvinMeritor for Cause (Cause defined as continued and willful failure to perform duties, provided that you have been given written notice and an opportunity to cure the failure within five business days; gross misconduct which is materially and demonstrably injurious to ArvinMeritor; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects ArvinMeritor):

      - Accrued obligations and vested plan benefits under the retirement and savings plans;

      - Forfeit all unvested long-term incentive awards, both stock options, cash performance shares and cash portions of any long-term incentive cycles; and

      -     Forfeit eligibility to receive an annual incentive award.

-     By the Executive for Any Reason (other than death or disability):

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Mr. Charles G. McClure, Jr.
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July 21, 2004

      - Accrued obligations and vested plan benefits under the retirement and savings plans.

Death Benefits

      -     Accrued obligations;

      - Pro-rata annual incentive bonus participation for the time actually worked in the year of death;

      - Immediate vesting of all outstanding stock options, and restricted shares;

      - Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the date of death;

      - Medical benefit continuation for your spouse and other dependents for six months and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months) or under a company-sponsored retiree medical program if applicable;

      - Payment of all vested benefits under the retirement and savings plans; and

      - Options may be exercised in accordance with the provisions of the grant.

Disability Benefits

Disability (Disability initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability ("Short-Term Disability") will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. If you are unable to perform your job duties, following Short-Term Disability, you will be placed on Long-Term Disability and receive benefits under the provisions of that program. Following a one and one-half - year period on Long-Term Disability, eligibility for continued coverage will be based on your inability to perform any job for which you are qualified by education, training or experience)

      -     Accrued obligations;

      - Pro-rata annual incentive bonus participation for the time actually worked or during Short-Term Disability;

      - Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the end of Short-Term Disability;

      - Continuation of the vesting and option exercise rules for equity incentive awards;

      - Medical, dental, vision and life insurance benefits will be provided on the same terms as if you were employed while you are on Long-Term Disability;

      - In accordance with the retirement plan provisions, you will continue to earn vesting service but you will not receive credited service for the purpose of determining your plan benefit; and

      - In accordance with the savings plan provisions, you will continue to earn vesting service.

Retirement Benefits

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Mr. Charles G. McClure, Jr.
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July 21, 2004

You will be eligible to participate in ArvinMeritor's qualified defined benefit retirement plan, in accordance with its provisions. In addition, under ArvinMeritor's non-qualified defined benefit retirement arrangement, in an effort to provide to you a market competitive and generally comparable retirement benefit to that provided by your former employer, you will receive two years of credited service (not vesting service), for each one year of service with ArvinMeritor. Vesting service shall be in accordance with plan provisions, except that if ArvinMeritor terminates your employment without Cause (as previously defined in this letter) you will be fully vested in your accrued benefit under the non-qualified defined benefit retirement arrangement, including the additional years of credited service provided for in the prior sentence.

In addition to the defined benefit plans, you will also be eligible to participate in the 401(k) savings plan, which has matching company contributions, and in the non-qualified supplemental savings plan.

Change of Control

In the event of a change of control (as defined in the LTIP Cash Performance
Plan) of the Company, you will receive the maximum award (3 times the targeted opportunity), adjusted by the stock price multiplier, for all outstanding cycles, subject to approval by the Board.

Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company.

Director's and Officer's Insurance

The Company shall provide you with reasonable Director's and Officer's liability insurance coverage.

Reimbursement of Legal Fees

You will be reimbursed any legal fees incurred in connection with enforcing this agreement.

Arbitration

You have agreed to sign ArvinMeritor's "Mutual Agreement to Arbitrate Claims" and the ArvinMeritor "Standards of Business Conduct and Conflict of Interest Certificate." Any controversy involving the construction or application of any terms, covenants or conditions of the Agreement, or any claims arising out of any alleged breach of the Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

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Mr. Charles G. McClure, Jr.
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July 21, 2004

In the event you leave employment of ArvinMeritor for any reason, you agree that for a period of twenty four (24) months following your departure, you will not solicit for employment any ArvinMeritor employee, nor will you, without the prior written consent of ArvinMeritor, directly or indirectly provide services as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity to Dana Corporation, Tenneco, or Eaton Corporation, or any of their respective affiliates or subsidiaries. You also agree that you will not disclose, nor will you use, any ArvinMeritor proprietary information after you leave employment of ArvinMeritor.

Governing Law

The validity, interpretation, construction and performance of the Agreement and the rights of the parties under the Agreement shall be interpreted and enforced under Michigan law without reference to principles of conflicts of laws.

Attorneys' Fees

In the event of litigation between the parties to the Agreement, the prevailing party shall be entitled to reasonable attorneys' fees. The Company shall pay you reasonable attorneys' fees incurred in connection with the preparation, negotiation and execution of the Agreement.

We feel you will make a significant contribution to the ArvinMeritor organization, and we also believe the Company will furnish you a rewarding opportunity. On behalf of the Board, I welcome you to ArvinMeritor!

Sincerely,

/s/ James E. Perrella

James E. Perrella
Chairman, Succession Committee
Board of Directors
ArvinMeritor, Inc.

ACCEPTED:

/s/ Charles G. McClure, Jr.
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DATE:

July 21, 2004